Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Child, Van Wagoner & Bradshaw, PLLC

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1/A of our report dated March 5, 2010, relating to the financial statements of NL One Corporation which appears in such Prospectus. We also consent to the reference to us under the heading Interests Of Named Experts And Counsel.

/s/ Child, Van Wagoner & Bradshaw, PLLC
Certified Public Accountants
Salt Lake City, Utah
October 12, 2010

5296 So. Commerce Dr., Suite 300 • Salt Lake City, Utah 84107-5370
Telephone: (801) 281-4700 • Facsimile: (801) 281-4701

Members: American Institute of Certified Public Accountants • Utah Association of Certified Public Accountants